Exhibit 99.a

                                                          October 16, 1996
FOR IMMEDIATE RELEASE

                           MASCO CORPORATION ANNOUNCES
                  EXPECTED FAVORABLE THIRD QUARTER RESULTS AND
               SALE OF A MAJOR PORTION OF ITS MASCOTECH INVESTMENT


      MASCO CORPORATION announced that it expects to report favorable results for the third quarter ended September 30, 1996. The Company estimates that sales in the quarter approximated $840 million, a 14 percent increase from the comparable period last year. The Company estimates that net income for the quarter approximated $80 million or $.50 per share, an increase of 28 percent when compared with $.39 per share in the comparable period of 1995.

      MASCO CORPORATION also announced that it has reached an agreement for the sale to MascoTech, Inc. of 17 million shares of MascoTech common stock and warrants to purchase 10 million shares of MascoTech common stock, both of which are currently owned by MASCO.

      Under the sale agreement, MASCO will receive approximately $266 million, with $115 million cash to be paid at closing and the balance of the consideration to be paid within one year. The agreement also provides for the extension of the existing corporate services and financing commitment agreements between the two companies and is subject to MascoTech obtaining necessary approvals under its bank credit agreement. As part of the transaction, Richard
A. Manoogian, Chairman of MASCO, has also agreed to sell to MascoTech one million shares of MascoTech common stock at the current market price. His present 7 percent common ownership in MascoTech would remain approximately the same after the purchase from MASCO is completed.

      The transaction is consistent with MASCO's previously stated intention to reduce its equity ownership in its MascoTech affiliate from the present 45 percent to under 20 percent. This transaction, taking into account the mandatory conversion in mid-1997 of MascoTech's outstanding preferred stock into common stock, will result in MASCO owning approximately 16 percent of MascoTech's common stock.

      MASCO CORPORATION is one of the world's leading manufacturers of home improvement and building products. The Company's well-known brands include Delta and Peerless faucets, Merillat, KraftMaid and StarMark cabinetry, Baldwin hardware, Weiser locks, Thermador appliances and Watkins Hot Spring Spas.